                                                                      EXHIBIT 99

                                IRT PARTNERS L.P.

                             CONDENSED BALANCE SHEET
                               September 30, 1998
                                   (Unaudited)


ASSETS
  Rental properties, at cost                                            $133,322,078
  Accumulated depreciation                                               (18,307,446)
                                                                        ------------

                                                                         115,014,632

  Cash                                                                       634,427
  Prepaid expenses and other assets                                        2,591,969
                                                                        ------------

                                                                        $118,241,028
                                                                        ============

LIABILITIES & PARTNERS' CAPITAL
  Liabilities:
    Mortgage notes payable                                              $ 26,067,157
    Accrued expenses and other liabilities                                 2,829,130
                                                                        ------------

                                                                          28,896,287
                                                                        ------------
Limited partners' capital interest
  (779,385 OP Units), at redemption
  value                                                                    7,774,365
                                                                        ------------

Commitments and contingencies

Partners' Capital:
  General partner (   97,880 units)                                          890,449
  Limited partner (8,868,752 units)                                       80,679,927
                                                                        ------------

                                                                          81,570,376
                                                                        ------------

                                                                        $118,241,028
                                                                        ============


               The accompanying notes are an integral part of this
                                 balance sheet.

                                IRT PARTNERS L.P.

                         CONDENSED STATEMENT OF EARNINGS
                  For the Period from Inception (July 15, 1998)
                           through September 30, 1998
                                   (Unaudited)


Income from rental properties                                           $ 2,844,738
                                                                        -----------

Expenses:
  Operating expenses of rental properties                                   759,641
  Interest on mortgages                                                     316,126
  Depreciation                                                              488,681
  General and administrative                                                    912
                                                                        -----------

                                                                          1,565,360
                                                                        -----------

        Net earnings                                                    $ 1,279,378
                                                                        ===========












                     The accompanying notes are an integral
                        part of this financial statement.

                               IRT PARTNERS L.P.

                            STATEMENT OF CASH FLOWS
    For the Period from Inception (July 15, 1998) through September 30, 1998
                                  (Unaudited)


Cash flows from operating activities:
  Net earnings                                                                       $ 1,279,378
  Adjustments to reconcile earnings to net cash from
    operating activities:
      Depreciation                                                                       488,681
                                                                                     -----------

                                                                                       1,768,059
      Changes in accrued assets and liabilities:
        Increase in prepaid expenses and other assets                                   (169,765)
        Increase in accrued expenses and other liabilities                               624,972
                                                                                     -----------

      Net cash flows from operating activities                                         2,223,266
                                                                                     -----------
Cash flows used in investing activities:

  Acquisitions                                                                          (315,276)

  Improvements                                                                          (203,129)
                                                                                     -----------
      Net cash flows used in investing activities                                       (518,405)
                                                                                     -----------
Cash flows used in financing activities:
  Principal amortization of mortgage notes payable, net                                  (34,215)

  Net advances to parent company                                                      (1,036,219)
                                                                                     -----------
      Net cash flows used in financing activities                                     (1,070,434)
                                                                                     -----------

Net increase in cash and cash equivalents                                                634,427

Cash and cash equivalents at beginning of period                                               -
                                                                                     -----------
Cash and cash equivalents at end of period                                           $   634,427
                                                                                     ===========







                   The accompanying notes are an integral part
                          of this financial statement.

                                IRT PARTNERS L.P.

                             STATEMENT OF CASH FLOWS
    For the Period from Inception (July 15, 1998) through September 30, 1998
                                   (Unaudited)




Supplemental disclosures of cash flow information:

Cash paid during the period for interest related to:
  Mortgage notes payable                                                        $    142,345
                                                                                ============

Supplemental schedule of noncash investing and financing activities:

Acquisitions:
  Rental properties                                                             $115,300,184
  Other assets and liabilities, net                                                 (818,172)
  Issuance of operating partnership units                                        (88,065,364)
  Additions to mortgage notes payable                                            (26,101,372)
                                                                                ------------
      Cash paid for acquisitions                                                $    315,276
                                                                                ============

Distributions:

  Distributions paid                                                            $    735,524
  Issuance of operating partnership units                                           (735,524)
                                                                                ------------

      Cash paid for distributions                                               $          -
                                                                                ============






                     The accompanying notes are an integral
                       part of these financial statements.

                                IRT PARTNERS L.P.

                          Notes to Financial Statements
                               September 30, 1998


1.      Unaudited Financial Statements

        These financial statements for interim periods are unaudited. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to a fair presentation of the financial statements as of September 30, 1998 have been recorded. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for future interim periods or for a full year.

2.      Formation

        IRT Partners L.P. ("LP") is a Georgia limited partnership formed July 15, 1998 in order to enhance acquisition opportunities by offering potential sellers the ability to engage in tax-deferred sales in exchange for Operating Partnership Units ("OP Units") of LP which may be redeemable for shares of common stock of IRT Property Company ("IRT"). IRT serves as general partner of LP and, as of August 1, 1998, contributed 20 of its shopping centers and related assets and cash to LP in exchange for Operating Partnership Units ("OP Units") and partnership interests. As a result, IRT and one of its wholly-owned subsidiaries own approximately 92% of LP.

        LP currently has several unaffiliated limited partners resulting from the acquisition of three Florida properties by LP in August 1998. The unaffiliated limited partners have the option to require LP to redeem their OP Units at any time after one year, in which event LP has the option to purchase the OP Units for cash or convert them into one share of IRT's common stock for each OP Unit.

3.      Rental Properties

        The 20 shopping centers contributed by IRT as of August 1, 1998 are located in North Carolina and Tennessee and are carried at the historical cost of IRT.

        As of August 1, 1998, LP acquired three shopping centers in Florida through the use of OP Units. The aggregate cost of these three centers was $29,051,000, consisting of the initial purchase price aggregating approximately $28,410,000 and approximately $641,000 of acquisition costs.

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



This acquisition was funded by the assumption of approximately $18,538,000 of existing debt bearing interest at 9.1875%, $9,462,000 of OP Units valued at $11.25 per unit, and $1,051,000 of cash which was contributed by IRT for OP Units valued at $11.25 per unit. For financial reporting purposes, the aggregate cost was adjusted to $29,581,000 due to the valuation of the mortgages assumed at 8% and the valuation of the OP Units at the $10 market value of IRT's common stock on the date of closing.

        On August 25, 1998, LP acquired Treasure Coast Shopping Center in Vero Beach, Florida for a total cost of $11,094,000, consisting of the initial purchase price of $10,744,000 and approximately $350,000 of acquisition costs. This acquisition was funded by the assumption of approximately $5,937,000 of existing debt bearing interest at 8% and $5,157,000 of cash obtained through the issuance of OP Units to IRT valued at $11.25 per unit.

4.      Commitments and Contingencies

        In connection with the formation of LP and its proposed operations, LP has guaranteed the bank indebtedness and senior indebtedness of IRT.



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